Exhibit 4.1
Execution Copy

JOHN B. SANFILIPPO & SON, INC.

LIMITED WAIVER
and
THIRD AMENDMENT
Dated as of May 31, 2007
to
Note Purchase Agreement
Dated as of December 16, 2004

Re: $65,000,000 Senior Notes
Due December 1, 2014

LIMITED WAIVER
and
THIRD AMENDMENT TO NOTE PURCHASE AGREEMENT
     This Limited Waiver and Third Amendment, dated as of May 31, 2007 (this “Amendment”), to the Note Purchase Agreement, dated as of December 16, 2004, is between John B. Sanfilippo & Son, Inc., a Delaware corporation (the “Company”), and each of the institutions which is a signatory to this Amendment (collectively, the “Noteholders”).
Recitals:
     A. The Company and certain of the Noteholders have heretofore entered into the Note Purchase Agreement, dated as of December 16, 2004, as amended by the Limited Waiver and First Amendment to Note Purchase Agreement, dated as of February 6, 2006, the Limited Waiver to Note Purchase Agreement, dated as of May 5, 2006, the Limited Waiver and Second Amendment, dated as of July 25, 2006, the Limited Waiver, dated as of November 13, 2006, and the Limited Waiver, dated as of November 28, 2006 (such Note Purchase Agreement, as so amended, the “Note Agreement”). Capitalized terms used herein and not otherwise defined shall have the meaning given in the Note Agreement.
     B. The Company has advised the Noteholders (a) that Events of Default have occurred and are continuing under Section 11(c) of the Note Agreement as a result of (i) the default by the Company in the compliance with the provisions of Section 10.1(e) of the Note Agreement as of the end of the fiscal months ended February 2, 2007, March 1, 2007, March 29, 2007 and May 3, 2007, (ii) the default by the Company in the compliance with the provisions of Section 10.1(d) of the Note Agreement as of the end of the Fiscal Quarter ended March 29, 2007, and (b) that an Event of Default will (absent this Amendment) occur under Section 11(c) of the Note Agreement as a result of the default by the Company in the compliance with the provisions of Section 10.1(e) of the Note Agreement as of the end of the fiscal month ending May 31, 2007 (the “Existing Note Agreement Covenant Defaults”).
     C. The Company has further advised the Noteholders that Events of Default exist or will (absent this Amendment) exist under Section 10.1(f) of the Note Agreement (the “Existing Cross-Defaults” and, together with the Existing Note Agreement Covenant Defaults, the “Existing Defaults”) as a result of (a) Matured Defaults (as defined in the Credit Agreement) under the Credit Agreement as a result of (i) the default by the Company in the compliance with the provisions of Section 5.6(a) of the Credit Agreement as of the fiscal months ended February 2, 2007, March 1, 2007, March 29, 2007 and May 3, 2007, and (ii) the Existing Defaults and (b) a Matured Default that will (absent the waiver under the Credit Agreement referred to in Section 5(b) below) exist under the Credit Agreement as a result of the default by the Company in the compliance with the provisions of Section 5.6(a) of the Credit Agreement as of the fiscal month ending May 31, 2007 (the “Credit Agreement Defaults”).
     D. The Existing Defaults and the Credit Agreement Defaults have caused a Sharing Period (as defined in the Intercreditor Agreement) to commence under the Intercreditor Agreement (the “Existing Sharing Period”) on March 19, 2007, the earliest Sharing Date (as defined in the Intercreditor Agreement) to occur as a result of any Existing Default or Credit Agreement Default.
     E. The Company has requested that the Noteholders waive the Existing Defaults and agree that the Existing Sharing Period, to the extent it was caused by the Existing Defaults and the Credit Agreement Defaults, shall end as of its commencement date. Subject to the terms and conditions hereof, and effective as provided herein, and provided that the Company agrees to the amendments to the Note Agreement as set forth in this Amendment, the Noteholders are willing to agree to such requests.
     F. All requirements of law have been fully complied with and all other acts and things necessary to make this Amendment a valid, legal and binding instrument according to its terms for the purposes herein expressed have been done or performed.
     NOW, THEREFORE, in consideration of good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and the Noteholders do hereby agree as follows:
     SECTION 1. AMENDMENTS TO NOTE AGREEMENT. Effective as of May 31, 2007, the Noteholders and the Company agree to amend the Note Agreement as follows:
     1.1. Section 1, Exhibit 1 and Schedule A of the Note Agreement are amended by changing each reference therein from “5.67%” to “5.92%”.
     1.2. A new Section 9.10 is added to the Note Agreement as follows:
     “Section 9.10. Consulting Agreement. On or before June 20, 2007, the Company shall obtain, and shall thereafter maintain the services of a financial consultant reasonably acceptable to the Required Holders to assist the Company with its business and financial planning and with its financial reporting to the Banks and the holders of the Notes.
     SECTION 2. AMENDMENTS TO THE NOTES. Effective as of May 31, 2007, the Noteholders and the Company agree that each outstanding Note shall be amended by changing each reference therein from “5.67%” to “5.92%”.
     SECTION 3. LIMITED WAIVER AND AGREEMENT.
     Subject to the terms and conditions set forth herein, in reliance upon the representations and warranties of the Company set forth herein, and effective as of May 31, 2007 upon and subject to the satisfaction of the conditions set forth in Section 5 below, the Noteholders hereby (1) waive the Existing Defaults and (2) agree that the Existing Sharing Period, to the extent it was caused by the Existing Defaults or the Credit Agreement Defaults, shall end as of its commencement date. The foregoing waiver and agreement shall be limited precisely as written and shall relate solely to the Note Agreement and the Intercreditor Agreement, as applicable, in the manner and to the extent described herein, and nothing in this Amendment shall be deemed to (a) constitute a waiver of compliance by the Company with respect to or any modification of (i) Section 10.1 of the Note Agreement as of the end of any other month or any other Fiscal

Quarter, as applicable, or in any other instance or respect, or (ii) any other term, provision or condition of the Note Agreement or the Intercreditor Agreement, (b) constitute an agreement to end or waive any other Sharing Period (as defined in the Intercreditor Agreement) which has commenced or which commences at any time hereafter, whether as a result of any Event of Default under Section 10.1 of the Note Agreement as of the end of any other fiscal month or any other Fiscal Quarter, as applicable, or otherwise, or in any other instance or respect, (c) constitute a waiver of any Default or Event of Default other than the Existing Defaults, or (d) prejudice any right or remedy that the any holder of Notes may now have (after giving effect to the foregoing waiver) or may have in the future under or in connection with the Note Agreement, any Note or the Intercreditor Agreement.
     SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.
     To induce the Noteholders to execute and deliver this Amendment, the Company represents and warrants to the Noteholders that (a) except for the Existing Defaults, no Default or Event of Default has occurred and is continuing and (b) the Company has not paid or agreed to pay, and will not pay or agree to pay, any fee or other consideration for or with respect to the waiver to the Credit Agreement and agreement of the Required Lenders referred to in Section 3(b) below, other than a fee not in excess of the amount of $100,000 in the aggregate to all lenders under the Credit Agreement.
     SECTION 5. CONDITIONS TO EFFECTIVENESS OF LIMITED WAIVER AND AMENDMENTS.
     The amendments in Section 1 of this Amendment and the limited waiver and agreement in Section 2 of this Amendment shall become effective as of May 31, 2007 if each and every one of the following conditions shall have been satisfied:
     (a) Counterparts of this Amendment, duly executed by the Company and the holders of at least a majority of the outstanding principal of the Notes, shall have been delivered to the Noteholders;
     (b) The Noteholders shall have received a counterpart or, if satisfactory to the Noteholders, certified or other copies of a waiver to the Credit Agreement waiving the Credit Agreement Defaults and an agreement by the Required Lenders (as defined in the Credit Agreement) that the Existing Sharing Period, to the extent it was caused by the Existing Defaults or Credit Agreement Defaults, shall end as of its commencement date, duly executed and delivered by the party or parties thereto, substantially in the forms attached hereto as Exhibit A and Exhibit B, respectively, and in full force and effect with no event having occurred and being then continuing that would constitute a default thereunder or constitute or provide the basis for the termination thereof; and
     (c) The holders shall have received payment of the Amendment Fee described in Section 6 hereof.

     SECTION 6. AMENDMENT FEE.
     In consideration of the execution and delivery of this Amendment by the Noteholders, the Company hereby agrees to pay to the holders, pro rata in proportion to the outstanding principal amount of the Notes held by each holder, a waiver fee (the “Amendment Fee”) in an aggregate amount for all holders equal to $100,000.
     SECTION 7. MISCELLANEOUS.
     7.1. Reference to and Effect on Note Agreement and Notes; No Course of Dealing. Upon the effectiveness of the amendments in Section 1 hereof and the limited waiver in Section 2 hereof, each reference to the Note Agreement and the Notes in any other document, instrument or agreement shall mean and be a reference to the Note Agreement and the Notes as modified by this Amendment. Except as specifically set forth in Sections 1 and 2 hereof, each of the Note Agreement and the Notes shall remain in full force and effect and is hereby ratified and confirmed in all respects. The Company acknowledges and agrees that no holder is under any duty or obligation of any kind or nature whatsoever to grant the Company any additional amendments or waivers of any type, whether under the same or different circumstances, and no course of dealing or course of performance shall be deemed to have occurred as a result of the amendments and wavier herein.
     7.2. Expenses. The Company hereby confirms its obligations under the Note Agreement, whether or not the transactions hereby contemplated are consummated, to pay, promptly after request by any Noteholder, all reasonable out-of-pocket costs and expenses, including attorneys’ fees and expenses, incurred by the Noteholders in connection with this Amendment or the transactions contemplated hereby, in enforcing any rights under this Amendment, or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this letter or the transactions contemplated hereby. The obligations of the Company under this Section 7.2 shall survive transfer by any Noteholder of any Note and payment of any Note.
     7.3. Governing Law. THIS AMENDMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF ILLINOIS (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS AMENDMENT TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH, OR THE RIGHTS OF THE PARTIES TO BE GOVERNED BY, THE LAWS OF ANY OTHER JURISDICTION).
     7.4. Counterparts; Section Titles. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile shall be effective as delivery of a manually executed counterpart of this Amendment. The section titles contained in this Amendment are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

     7.5. Termination. This Limited Waiver shall terminate and cease to be in force and effect if the conditions set forth in Section 3 hereof have not been satisfied by 5:00 p.m. Central Time on June 6, 2007.
[signature page follows]

JOHN B. SANFILIPPO & SON, INC.
By:	/s/ Herbert J. Marros
	Its:	Controller

Accepted and Agreed to: THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
By:	/s/ Julia D. Buthman
Vice President

PRUCO LIFE INSURANCE COMPANY
By:	/s/ Julia D. Buthman
Vice President

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
By:	Prudential Investment Management, Inc., as investment manager
By:	/s/ Julia D. Buthman
Vice President

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY
By:	Prudential Investment Management, Inc., as investment manager
By:	/s/ Julia D. Buthman
Vice President

ING LIFE INSURANCE AND ANNUITY COMPANY
By:	Prudential Private Placement Investors, L.P. (as Investment Advisor)
By:	Prudential Private Placement Investors, Inc. (as its General Partner)
By:	/s/ Julia D. Buthman
Vice President

FARMERS NEW WORLD LIFE INSURANCE COMPANY
By:	Prudential Private Placement Investors, L.P. (as Investment Advisor)
By:	Prudential Private Placement Investors, Inc. (as its General Partner)
By:	/s/ Julia D. Buthman
Vice President

PHYSICIANS MUTUAL INSURANCE COMPANY
By:	Prudential Private Placement Investors, L.P. (as Investment Advisor)
By:	Prudential Private Placement Investors, Inc. (as its General Partner)
By:	/s/ Julia D. Buthman
Vice President

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY
By:	/s/ Eve Hampton
	Title:	VP, Investments

By:	/s/ J.G. Lowery
	Title:	AVP, Investments

THE GREAT-WEST LIFE ASSURANCE COMPANY
By:	/s/ B.R. Allison
	Title:	Authorized Signatory

By:	/s/ D.B.E. Ayers
	Title:	Authorized Signatory

UNITED OF OMAHA LIFE INSURANCE COMPANY
By:	/s/ Curtis R. Caldwell
	Title:	Vice President

JEFFERSON PILOT FINANCIAL INSURANCE COMPANY
By:	/s/ Frank G. LaTorraca
	Title:	Vice President

EXHIBIT A
WAIVER AND CONSENT UNDER CREDIT AGREEMENT
(See attached)

EXHIBIT B
AGREEMENT TO END SHARING PERIOD
(See attached)